EXHIBIT 10.71

PORTIONS OF THIS EXHIBIT 10.71 MARKED BY AN *** HAVE BEEN OMITTED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT

January 31, 2006

CK Jeanswear N.V.	CK Jeanswear Europe S.p.A.	WF Overseas Fashion C.V.
Olympic Palaza, 1st floor	Via Provinciale Lucchese, 181/11	Netherlands
Fred. Roeskestraat 123,	50019 Sesto Fiorentino
1076 EE Amsterdam	Italy

Re: "CK/Calvin Klein" Store License - Europe

Ladies and Gentlemen:

CK Jeanswear Europe S.p.A. ("CKJE") and Calvin Klein, Inc. ("CKI") are simultaneously entering into a store license relating to the form of the mark "CK/Calvin Klein" for use on full-price free-standing retail stores, for the sale therein of certain "CK/Calvin Klein" Women's and Men's Bridge Apparel, and certain "CK/Calvin Klein" Women's and Men's Bridge small leather goods (accessories) and handbags, pursuant to the Bridge Apparel License and the Bridge Accessories License. This confirms that CKJE, CK Jeanswear N.V. ("CKJNV") (hereinafter referred to as Operator, respectively) and CKI have agreed as follows:

1.     (a) CKI hereby grants to Operator a license to use the trademark "CK/Calvin Klein" ("Mark") on and in connection with the operation of free-standing retail shops ("Stores") (plus the outlet Stores permitted by Section 1(d)) located in the "Territory," as defined on the date hereof in the Bridge Apparel License; for the sole purpose of selling therein at retail to consumers only, the "Merchandise" (as herein defined). Operator will sell no products other than Merchandise in the Stores. All use by Operator of the Mark is subject to CKI's prior approval. Operator shall provide CKI annually, not later than 90 days prior to the end of each Annual Period, for CKI's reasonable prior approval, a schedule with existing Stores together with plans for the establishment of additional Stores in the Territory, on a jurisdiction-by-jurisdiction basis. Operator is required to open and maintain Stores within the Territory, and in certain designated key locations (cities and countries) therein, based on the Roll-Out Schedule attached hereto, as noted below.

Operator is required to open, maintain and continuously operate *** of the number of full-price retail stores indicated on the Roll-Out Schedules attached (rounded up to the next whole number, determined at the close of each Annual Period hereunder). If (a) the attached Roll-Out Schedules have not been met, or (b) if *** of the required number of Stores that have been opened have been shut or have discontinued operations (shut down for more than 30 business days) (hereinafter "shut"), as reviewed at the close of the Annual Period, compared to the prior Annual Period, and such "shut" Stores have not re-opened, relocated, or replacement full-price Stores opened within the same Annual Period, or the subsequent Annual Period (so that the "net" number of full-price Stores that have been "shut" is less than *** as reviewed at the close of the said subsequent Annual Period (or, the said "same" Annual Period, if applicable)1, in case of either (a) or (b) above, CKI may terminate this Store License on 12 months prior written notice. However, CKI may permit Operator, and Operator will continue to comply with all of its obligations hereunder, to operate and maintain existing Stores, for up to two (2) years as permitted at that time by CKI in writing (but not longer than the then current term of any Store sublicense, as to any sublicensed Store), on a Store-by-Store basis.

(b) For purposes hereof, Merchandise shall consist of *** as respectively defined in the Bridge Apparel and Bridge Accessories License. Upon the prior written consent of CKI, as to the particular Licensed Products and styles thereof, on a non-exclusive season to season basis, ***

Notwithstanding anything otherwise contained herein, ***

(c) CKI reserves the right to ***

(d) Operator shall be permitted to open in the Territory, on a non-exclusive basis, up to ***, ***. Any and all such Stores shall be considered "Stores" for the purposes of this Agreement, and shall be

[1]***

CONFIDENTIAL TREATMENT

subject to the prior approval of CKI as to the*** and shall be subject to all the terms of this Agreement including but not limited to ***. Operator shall not be permitted to sublicense the rights under this Section 1(d) to any unaffiliated third party, except on a single store by store basis or a country wide basis only, only as approved in advance by CKI2.

2. (a) CKI shall have the right to approve the number and each specific location of each Store (prior to the execution of any lease or other commitment), and to approve the design, signage, layout, fixtures and decoration of each such Store and to designate the architect or Store planner utilized in connection with the build-out of each such Store (as set forth below), as well as all packaging, Store tags or labels, business materials (including business cards), advertising and promotional materials so as to ensure that the same are of the highest quality, and are consistent with the "Calvin Klein" image. Operator recognizes that CKI will grant such approvals as to location and number subject to and consistent with its other programs for related retail outlets, and only if such locations are reflected in the plan(s) approved pursuant to Section 1(a).

Operator recognizes that its public actions and statements can affect the image of CKI, the Mark, the Merchandise and other trademarks used by CKI and/or its licensees and other designees, CKI's other licensees and their respective products. Accordingly, (i) the use and release by Operator of any and all advertising, promotional or publicity material (including press releases and other public relations media events) and (ii) any other corporate release, data or information which Operator has reason to believe might become public and, if so, could affect such image, will be prepared or conducted in consultation with and subject to the prior approval of CKI's Public Relations Department. After any such approval, Operator will not modify such approved material or activities in any material respect, without CKI's prior approval. CKI shall have the right to inspect each Store to ensure compliance with this Agreement. Operator shall co-operate with CKI in any such inspection, shall promptly take steps to correct all deficiencies as noted by CKI during or following such inspection and will bear the expense of any follow up inspection.

(b) Operator will:

(i) bear all costs incurred in connection with *** referred to in Section 1 (d) above. On the Store by Store planning, the parties shall confer prior to incurring any such expenses and agree upon an estimated budget.

(ii) conduct and operate the Stores in accordance with all applicable health, safety, occupancy, tax and other governmental laws, rules and regulations;

(iii) maintain the Stores in a sanitary condition and in good repair at all times, and in accordance with the design, Store set-up (merchandising) and visual display specifications, standards and guidelines of CKI, as promulgated from time to time, and refurbish the Stores as may be reasonably necessary in order to keep the Stores in an up-to-date condition (every 5 years);

(iv) employ only competent, trained and exemplary personnel (and provide for dress codes and uniforms for the same) including a General Manager for all retail operations hereunder as well as Store managers, all subject to CKI's ongoing approval;

(v) retain public relations personnel or consultants to promote the Mark and the Stores under the supervision of and as approved by CKI and its public relations personnel;

(vi) purchase a supply of Merchandise for each seasonal collection for each Store which constitutes, in the reasonable opinion of CKI, a representative collection and which is intended to satisfy consumer demands;

(vii) prepare and deliver to CKI within ***

[2] Currently there are Calvin Klein Collection Store licensees for Milan and Rome (covering Bologna, Verona and Florence) as to which CKI has agreed to use good faith efforts to provide such licensee rights of "first refusal" or "first offer" as applicable as to any "Store" in its "exclusive" area, which may become available under a multi-jurisdictional "CK/Calvin Klein" store license, and if Operator wishes to sublicense any such "exclusive area", agrees to so provide the same.

CONFIDENTIAL TREATMENT

(viii) keep confidential all material, data and proprietary information of CKI, which shall include but not be limited to the design and decor specifications and prototypes utilized in connection with the Stores; and

(ix) maintain adequate financing in order to open and maintain the Store and to purchase inventory as required hereunder and demonstrate the same as required by CKI during the term hereof; and

(x) timely remit all amounts payable hereunder (including by example to supplier licensees, vendors, etc.), including ***, or any portion thereof) on the balance of any unpaid overdue amounts not in dispute).

(c) Operator will expend (and/or require its Store sublicensees to respectively spend as to their respective Stores) such amounts for advertising and promotion and public relations events (which shall be subject to the approval of CKI, to be provided promptly and not unreasonably withheld) as are reasonable and appropriate in connection with Operator's exploitation of the license granted hereby, *** under the Bridge Apparel and Bridge Accessories Licenses, as well as any other licensees as to***, during each Annual Period.

(d) Upon reasonable prior written notice, CKI and its representatives may, no more than once each year unless good cause is shown, examine the books and records (and any and all underlying data) of Operator during the term of the Agreement, and for a period of three years following termination hereof. Such books, records and data will be maintained for at least three years following the year to which they relate.

3.     (a) Operator acknowledges that: (i) Calvin Klein Trademark Trust ("CKTT") CKTT is the owner, and CKI is a beneficial owner, of all right, title and interest in and to the Mark and the goodwill attached or will become attached thereto (including goodwill arising from advertising expenditures applicable to the grant hereunder ); (ii) all use thereof by Operator will inure to the benefit of CKTT; and (iii) CKTT and/or CKI retains all rights to use and to grant others the right to use the Mark except as specifically granted to Operator herein. Operator will not do or permit to be done anything which will detract from the value or reputation of the Mark and do all things which may reasonably be required by CKI in order to confirm CKI's beneficial ownership and CKTT's ownership of the Mark.

(b) In the event Operator learns of any infringement or imitation of the Mark or use by any person of a trademark confusingly similar to the Mark, it will immediately notify CKI. Operator will cooperate with CKI in any action taken by CKI to protect its rights and those of CKTT in and to the Mark. Operator will take no such action itself without prior written approval of CKI.

4.     Operator will indemnify and save CKTT, CKI and Calvin Klein harmless from any and all claims that may arise or be asserted against either of them from Operator's use of the Mark, Operator's sale of the Merchandise or Operator's establishment, ownership or operation of the Store, and all costs and expenses, including reasonable counsel fees, incurred in connection with defense of the same. Operator will procure and maintain insurance as reasonably required by CKI and available in the Territory in order to insure the property and contents of the Store, and its operations, and from liability claims as referred to herein.

5.     (a) The term of this Agreement shall commence as of 1 January 2006, and shall continue in effect throughout the full term of the Bridge Apparel License (i.e., up to and including 31 December 2046) unless sooner terminated in accordance herewith as to the "Territory" referred to in Section 1(a)(i).

Notwithstanding the foregoing, CKI may terminate this Agreement if ***

In the event of the termination or reversion of any jurisdiction or Region under the Bridge Apparel License, the same termination or reversion of such jurisdiction or Region shall occur automatically and simultaneously under this Store License, and shall immediately and automatically result in the termination of the applicable Stores, and Store sublicenses under § 1 (a) above.

(b) Except as set forth otherwise in this section, in the event of any breach or default by either party which continues uncured for a period of 30 days after written notice thereof from the

CONFIDENTIAL TREATMENT

non-defaulting party, the non-defaulting party may terminate this Agreement by written notice effective immediately. If Operator files a bankruptcy petition, is adjudicated a bankrupt or becomes involved in a bankruptcy or insolvency proceeding, this Agreement will terminate automatically and forthwith. If Operator opens or permits any sublicensee to open any Store in an unapproved location, or a Store in excess of the number of Stores approved by CKI, such failure shall be deemed a material breach under the terms of this Agreement, and CKI may immediately terminate this Agreement effective upon written notice to Operator. If Operator fails to pay or any sublicensee fails to pay any amount due CKI on the due date, interest shall accrue thereon at a rate equal to 3 percentage points over the prime rate charged by Chase from the due date until paid in full and (ii) if such default continues uncured for a period of 30 days following the due date, CKI may terminate this Agreement forthwith by written notice.

(c) Upon termination of this Agreement, Operator will immediately discontinue use of the Mark in connection with the Stores, will alter the interior and exterior of the Stores so as to distinguish them from their former appearance and will dispose of any inventory of Merchandise, on a non-exclusive basis, only in the ordinary course of business, or otherwise as specifically directed by CKI, for a period not to exceed 90 days following the date of such termination. No such disposal may occur unless Operator provides CKI with a detailed schedule of its inventory, certified by its chief financial officer in form and content satisfactory to CKI, within 30 days following termination of this Agreement. Notwithstanding the foregoing, CKI has the option, exercisable by written notice sent either prior to or not later than 30 days following the date of termination, to have any Store, and Operator's entire interest therein, assigned to it, (A) if such termination is due to breach by Operator at the lower of (i) the net depreciated cost to Operator and (ii) the then current market value of such Store, including the lease thereof and the improvements therein, or (B) if for other reasons (or upon expiration), at the then current market value of such Store, including the lease and the improvements therein.

6.     Each party to this Agreement is an independent contractor and nothing herein contained and no action arising from or relating to this Agreement shall be construed to constitute the parties as joint venturers or either as agent of the other.

7.     No waiver, express or implied, of any provision of this Agreement, or of any breach or default hereof, shall constitute a continuing waiver hereof except as expressly provided in a writing signed by the waiving party.

8.     (a) Neither this Agreement or any rights granted hereunder may be assigned or otherwise transferred by Operator, except as agreed to by CKI. Any sublicense agreement shall be in the form attached hereto or as approved by CKI with only such modifications as CKI may approve in advance; and the selection (identity) of any sublicensee shall also be subject to CKI's prior approval. Only single-Store (or country wide) sublicenses may be granted, unless otherwise approved in advance by CKI.

(b) Except as provided above, and specifically as provided under the CKI/CF Group Consent dated as of 29 September 2005, this Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. In the event of any CKI-permitted change-of-control transfer from the then current shareholder(s) as required hereunder, the restrictions and provisions hereof shall apply to any successor-in-interest permitted transferee.

9.     This Agreement shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein. However, disputes regarding the Mark shall be resolved in accordance with the Federal trademark laws and related laws, statutes, rules and regulations of the United States unless there are no Federal laws, statutes, rules or regulations dispositive of such a dispute, in which case such dispute shall be resolved in accordance with the laws of the State of New York. Operator represents and warrants that it is not entitled to immunity from judicial proceedings commenced in the State of New York, U.S.A. (whether relating to state laws or federal laws) and expressly agrees that, should any judicial proceedings be brought, it will not claim any immunity from such proceedings and that they shall be brought in New York, New York and shall be conducted in

CONFIDENTIAL TREATMENT

English. Operator irrevocably submits to the jurisdiction of the courts of the State of New York and/or the federal courts located therein and waives the right to contest such jurisdiction and to the laying of venue in such courts. Operator is completing forms relating to the appointment of the Corporation Services Company to act as its agent for service relating to any dispute or adjudication hereunder, simultaneously with the execution of this Agreement and will maintain such appointment throughout the term of this Agreement (including extensions, renewals and the non-exclusive inventory disposal period referred to herein).

10.     Following the closing of the transaction, pursuant to which Warnaco Inc. will, in accordance with its terms, acquire the business of the Operator, this Agreement may be assigned within the Warnaco family of companies in accordance with the terms as agreed by CKI and set forth in writing simultaneously herewith.

Warnaco U.S., Inc., a Delaware corporation, is the general partner of WF Overseas Fashion C.V., a limited partnership ("commanditaire vennootschap") organized and existing under the laws of the Netherlands, and solely in such capacity, is executing this Agreement on behalf and for the exclusive risk and benefit of WF Overseas Fashion C.V.

If the foregoing fully and accurately sets forth our understanding with regard to the subject matter hereof, please so signify by signing below where indicated.

Very truly yours,
Calvin Klein, Inc.
By: /s/ Tom Murry
Name:	Tom Murry
Title:	President and COO

Agreed to:

CK JEANSWEAR N.V.

By: /s/ Lawrence R. Rutkowski
Name:	Lawrence R. Rutkowski
Title:	Vice President and Treasurer
CK JEANSWEAR EUROPE S.P.A.
By: /s/ Lawrence R. Rutkowski
Name:	Lawrence R. Rutkowski
Title:	Vice President and Treasurer
CK JEANSWEAR ASIA LIMITED
By: /s/ Lawrence R. Rutkowski
Name:	Lawrence R. Rutkowski
Title:	Vice President and Treasurer
WF OVERSEAS FASHION C.V.
By: Warnaco U.S., Inc., its general partner
By: /s/ Stanley P. Silverstein
Name:	Stanley P. Silverstein
Title:	President and Secretary

CONFIDENTIAL TREATMENT

SCHEDULE 1(d)

OUTLET

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CONFIDENTIAL TREATMENT

EXHIBIT RO

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